Exhibit 99.1

05-26
For further information:
Media: John P. Barnett, Director of External Affairs
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
1-800-321-7423

SOUTHERN UNION COMPANY ANNOUNCES RESIGNATION OF THOMAS F. KARAM, PRESIDENT AND CHIEF OPERATING OFFICER

SCRANTON, Pa., November 8, 2005 —Southern Union Company (NYSE: SUG) today announced that Thomas F. Karam, president and chief operating officer, has resigned from the company, effective immediately. George L. Lindemann, chairman of the board and chief executive officer of the company, has been appointed president by the board of directors and will assume Karam’s responsibilities.

Karam, who will serve as a consultant to the company for two years, stated, “I am proud to have been a member of the Southern Union management team during a period of dramatic growth and to have had the opportunity to work with, and learn from, George Lindemann. I look forward to continuing to advise the company on business development and strategic initiatives while I devote more time to other business ventures.

Lindemann said, “We thank Tom for his many contributions to Southern Union. Tom’s strategic vision has helped us to develop a vibrant, diversified energy business and position the company for future growth. We value our ongoing relationship and wish him success in his other ventures.”

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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